Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-296808 on Form F-4 of our report dated June 15, 2026 (July 31, 2026, as to the effects of the restatement discussed in Note 2), relating to the financial statements of OpenPayd Holdings Limited. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

July 31, 2026